Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of April 7, 2014 is by and among The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely as successor-in-interest to JPMorgan Chase Bank, National Association, not in its individual capacity, but solely as Trustee (herein, together with its successors in interest, the “Trustee”), PacWest Bancorp, a Delaware corporation (the “Successor Guarantor”), CapitalSource Finance LLC, a Delaware limited liability company (the “Company”), and CapitalSource Inc., a Delaware corporation (the “Guarantor”), under the Indenture referred to below.

RECITALS

WHEREAS, the Trustee, the Company and the Guarantor are parties to that certain Junior Subordinated Indenture dated as of February 22, 2006 (the “Indenture”), pursuant to which the Company issued its Junior Subordinated Notes due April 30, 2036;

WHEREAS, as permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of July 22, 2013, as amended, the Guarantor will merge with and into the Successor Guarantor (the “Merger”) with the Successor Guarantor as the surviving corporation; and

WHEREAS, the parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee, the Company, the Guarantor and the Successor Guarantor hereby agree as follows:

SECTION 1.        Definitions.  All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2.        Assumption of Obligations.

(a)                                 Pursuant to, and in compliance and accordance with, Section 8.1(b) of the Indenture, the Successor Guarantor hereby expressly assumes the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of the Guarantor to be performed or observed.

(b)                                 Pursuant to, and in compliance and accordance with, Section 8.2 of the Indenture, the Successor Guarantor succeeds to, and is substituted for, and may exercise every right and power of, the Guarantor under the Indenture with the same effect as if the Successor Guarantor had been named as the Guarantor therein, and the Guarantor is discharged from all obligations and covenants under the Indenture and the Securities.

(c)                                  The Successor Guarantor also succeeds to, and is substituted for, and may exercise every right and power of, the Guarantor under the Amended and Restated Trust Agreement, dated as of February 22, 2006 (the “Trust Agreement”), with the same effect as if the Successor Guarantor had been named as the Guarantor therein, and the Guarantor is discharged from all obligations and covenants under the Trust Agreement and the Securities.

SECTION 3.        Representations and Warranties.  The Successor Guarantor represents and warrants that (a) it has all necessary corporate power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) it will be, upon the effectiveness of this First Supplemental Indenture, the successor of the Guarantor pursuant to the Merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of Delaware, (d) immediately after giving effect to the Merger and this First Supplemental Indenture, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, has happened and is continuing and (e) this First Supplemental Indenture is executed and delivered pursuant to Article VIII and Article IX of the Indenture and does not require the consent of the Holders.  The Guarantor represents and warrants that immediately before giving effect to the Merger and this First Supplemental Indenture, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default before giving effect to the Merger and this First Supplemental Indenture, has happened and is continuing.

SECTION 4.        Conditions of Effectiveness.  This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)                                 the Trustee shall have executed and delivered a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Company, the Successor Guarantor and the Guarantor;

(b)                                 the Trustee shall have received an Officers’ Certificate stating that (i) in the opinion of the signers, the Merger and this First Supplemental Indenture comply with Article VIII of the Indenture and (ii) in the opinion of the signers, all conditions precedent therein provided for relating to the Merger have been complied with;

(c)                                  the Trustee shall have received an Opinion of Counsel stating that (i) the Merger and this First Supplemental Indenture comply with Article VIII of the Indenture and (ii) all conditions precedent therein provided for relating to the Merger have been complied with, subject to the assumptions and qualifications set forth therein; and

(d)                                 the Successor Guarantor and the Guarantor shall have duly executed and filed with the Secretary of State of the State of Delaware the Certificate of Merger in connection with the Merger.

SECTION 5.        Reference to the Indenture.

(a)                                 Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)                                 Upon the effectiveness of this First Supplemental Indenture, each reference in the Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)                                  The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 6.        Execution in Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 7.        Governing Law; Binding Effect.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 8.        The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company, the Guarantor or the Successor Guarantor.  The recitals of fact contained herein shall be taken as the statements solely of the Company, the Guarantor or the Successor Guarantor, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

CapitalSource Finance LLC

By:	/s/ John A. Bogler
	Name:	John A. Bogler
	Title:	Chief Financial Officer

CapitalSource Inc.

By:	/s/ John A. Bogler
	Name:	John A. Bogler
	Title:	Chief Financial Officer

PacWest Bancorp

By:	/s/ Victor R. Santoro
	Name:	Victor R. Santoro
	Title:	Executive Vice President and
Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely as Trustee

By:	/s/ Esther Antoine
	Name:	Esther Antoine
	Title:	Vice President